Exhibit 10.2
EXECUTION VERSION
AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of May 8, 2023, by and among ARCOSA, INC., a Delaware corporation (the “Borrower”), the lenders listed on the signature pages hereof (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), under that certain Amended and Restated Credit Agreement, dated as of January 2, 2020, by and among the Borrower, the lenders from time to time party thereto and the Administrative Agent (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of March 26, 2021 and as amended by that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of June 29, 2022, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.
WITNESSETH
WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement on the terms and conditions set forth herein; and
WHEREAS, the Borrower, the Administrative Agent and each of the Lenders have agreed to amend the Credit Agreement on the terms and conditions set forth herein in accordance with Section 9.02 of the Credit Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following:
Section 1.Amendments to the Credit Agreement.
(a)Subject to the satisfaction of the conditions precedent set forth in Section 2 below, on the Amendment Effective Date (as defined below), the Credit Agreement (including the Commitment Schedule, Exhibits H-1, H-2 and I thereto, but excluding all other Schedules and all Exhibits (other than the Commitment Schedule, Exhibits H-1, H-2 and I thereto), which shall remain in the form most recently delivered) is hereby amended by (i) deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), (ii) adding the double underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached hereto as Annex I and (iii) adding a new Schedule 2.06 to the Credit Agreement in the form attached hereto as Schedule 2.06.
(b)Notwithstanding the foregoing, (i) Loans outstanding immediately prior to the Amendment Effective Date (as defined below) and bearing interest with reference to the LIBO Rate (“Existing LIBOR Loans”) shall continue as Loans bearing interest with reference to the LIBO Rate and (ii) the LIBO Rate related definitions and provisions with respect to the Existing LIBOR Loans (such definitions and provisions as in effect immediately prior to giving effect to the provisions of this Amendment on the Amendment Effective Date) shall continue in effect solely for such purpose, in each case and for each Existing LIBOR Loan, until the end of the Interest Period currently in effect and applicable to such Existing LIBOR Loan, at which time the Borrower shall give notice the Administrative Agent pursuant to the terms of the Credit Agreement (as amended hereby, the “Amended Credit Agreement”) requesting a conversion of such Existing LIBOR Loan to a Term Benchmark Loan (as defined in the Amended Credit Agreement) or an ABR Loan, and failing delivery of such timely notice of such conversion, such Existing LIBOR Loan shall be automatically converted at the end of such Interest Period into a Term Benchmark Loan with a one-month Interest Period.
Section 2.Amendment Effective Date; Conditions Precedent. The amendments to the Credit Agreement contained in Section 1 of this Amendment (collectively, the “Amendments”) shall become effective on the date on which the following conditions have been satisfied or waived (the “Amendment Effective Date”):
(a)the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent and each of the Lenders;
(b)the representations and warranties contained in Section 3 hereof shall be true and correct; and
(c)the Lenders and the Administrative Agent shall have received all fees required to be paid pursuant to the Credit Agreement on the Amendment Effective Date, and all expenses for which invoices have been presented (including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent) no later than one (1) Business Day before the Amendment Effective Date.
Section 3.Representations and Warranties and Reaffirmations of the Borrower.
(a)The Borrower hereby represents and warrants that (i) this Amendment and the Credit Agreement as previously executed and as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) at the time of and immediately after giving effect to the Amendments on the Amendment Effective Date, no Default or Event of Default has occurred and is continuing.
(b)The Borrower hereby represents and warrants that the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date, and except that the representations and warranties contained in Sections 3.04(a)(i) and (a)(ii) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b) of the Credit Agreement, respectively.
(c)Upon the effectiveness of the Amendments, after giving effect thereto, the Borrower hereby (x) reaffirms all covenants made in the Credit Agreement as modified hereby and (y) agrees that all such covenants shall be deemed to have been remade as of the Amendment Effective Date, except that any such covenant that was made as of a specific date shall be considered reaffirmed only as of such date.

2

Section 4.Reference to the Effect on the Credit Agreement.
(a)Upon the effectiveness of Section 1 hereof, on and after Amendment Effective Date, each reference in the Credit Agreement (including any reference therein to “this Credit Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Loan Document shall mean and be a reference to the Credit Agreement as modified by the Amendments.
(b)Except as specifically modified by clause (a) of this Section 4, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)Upon satisfaction of the conditions set forth in Section 2 hereof and the execution hereof by the Borrower, the Lenders and the Administrative Agent, this Amendment shall be binding upon all parties to the Credit Agreement.
(e)This Amendment shall constitute a Loan Document.
Section 5.GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Section 6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
Section 7.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ARCOSA, INC.,
as the Borrower
By: /s/ Kevin Weber
Name: Kevin Weber
Title: Treasurer

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent
By: /s/ Kody J. Nerios
Name: Kody J. Nerios
Title: Authorized Officer

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Madison Rider
Name: Madison Rider
Title: Vice President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

BANK OF AMERICA, N.A.,
as a Lender and as an Issuing Bank

By: /s/ Desaree G. Lopez
Name: Desaree G. Lopez
Title: Senior Vice President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

TRUIST BANK,
as a Lender
By: /s/ Jason Hembree
Name: Jason Hembree
Title: Vice President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By: /s/ Jonathan F. Lindvall
Name: Jonathan F. Lindvall
Title: Senior Vice President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

BOKF, NA DBA BANK OF TEXAS,
as a Lender
By: /s/ Hudson H. Marshall
Name: Hudson H. Marshall
Title: SVP

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

PNC BANK, NATIONAL ASSOCIATION,
as Lender
By: /s/ Alexander Jodry
Name: Alexander Jodry
Title: Vice-President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK,
as Lender
By: /s/ Colin Pierce
Name: Colin Pierce
Title: Senior Vice President

Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement
Arcosa, Inc.

Annex I

See attached.

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of
January 2, 2020
among
ARCOSA, INC.
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

with

BANK OF AMERICA, N.A.,
as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION AND TRUIST BANK
as Co-Documentation Agents

and

U.S. BANK NATIONAL ASSOCIATION AND PNC BANK, NATIONAL ASSOCIATION
as Co-Management Agents
___________________________________

JPMORGAN CHASE BANK, N.A.

and

BofA SECURITIES, INC.
as Joint Bookrunners and Joint Lead Arrangers

Page
ARTICLE I Definitions    1
SECTION 1.01. Defined Terms    1
SECTION 1.02. Classification of Loans and Borrowings    ~~34~~40
SECTION 1.03. Terms Generally    ~~34~~40
SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations    ~~35~~41
SECTION 1.05. Status of Obligations    ~~36~~42
SECTION 1.06. Interest Rates; ~~LIBOR~~Benchmark Notification    ~~36~~42
SECTION 1.07. Letter of Credit Amounts    ~~36~~42
SECTION 1.08. Divisions    ~~37~~42
SECTION 1.09. Conversion of Foreign Currencies    ~~37~~43
ARTICLE II The Credits    ~~37~~43
SECTION 2.01. Commitments    ~~37~~43
SECTION 2.02. Loans and Borrowings    ~~38~~44
SECTION 2.03. Requests for Borrowings    ~~38~~44
SECTION 2.04. ~~Determination of Dollar Amounts    39~~[Reserved    45
SECTION 2.05. Swingline Loans    ~~39~~45
SECTION 2.06. Letters of Credit    ~~41~~47
SECTION 2.07. Funding of Borrowings    ~~46~~52
SECTION 2.08. Interest Elections.    ~~46~~53
SECTION 2.09. Termination and Reduction of Commitments    ~~48~~55
SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt    ~~48~~55
SECTION 2.11. Prepayment of Loans    ~~50~~57
SECTION 2.12. Fees    ~~51~~58
SECTION 2.13. Interest    ~~52~~59
SECTION 2.14. Alternate Rate of Interest    ~~53~~60
SECTION 2.15. Increased Costs    ~~55~~63
SECTION 2.16. Break Funding Payments    ~~56~~65
SECTION 2.17. Taxes    ~~56~~65
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs    ~~60~~69
SECTION 2.19. Mitigation Obligations; Replacement of Lenders    ~~62~~71
SECTION 2.20. Increase of Commitments    ~~62~~72
SECTION 2.21. Judgment Currency    ~~64~~73
SECTION 2.22. Defaulting Lenders    ~~64~~74
ARTICLE III Representations and Warranties    ~~67~~76
SECTION 3.01. Organization; Powers; Subsidiaries    ~~67~~76
SECTION 3.02. Authorization; Enforceability    ~~67~~76
SECTION 3.03. Governmental Approvals; No Conflicts    ~~67~~77
SECTION 3.04. Financial Condition; No Material Adverse Change    ~~67~~77
SECTION 3.05. Properties    ~~68~~77
SECTION 3.06. Litigation, Environmental and Labor Matters    ~~68~~77
SECTION 3.07. Compliance with Laws and Agreements    ~~69~~78
SECTION 3.08. Investment Company Status    ~~69~~78
SECTION 3.09. Taxes    ~~69~~78
SECTION 3.10. ERISA    ~~69~~78
SECTION 3.11. Disclosure    ~~69~~78
SECTION 3.12. Margin Regulations    ~~69~~79
SECTION 3.13. Liens    ~~69~~79
SECTION 3.14. No Default    ~~69~~79

(continued)

Page

SECTION 3.15. No Burdensome Restrictions    ~~70~~79
SECTION 3.16. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions    ~~70~~79
SECTION 3.17. EEA Financial Institutions    ~~70~~79
SECTION 3.18. Solvency    ~~70~~79
SECTION 3.19. Plan Assets    ~~70~~79
ARTICLE IV Conditions    ~~70~~79
SECTION 4.01. Effective Date    ~~70~~79
SECTION 4.02. Each Credit Event    ~~71~~81
SECTION 4.03. Additional Conditions to the Availability of Delayed Draw Term Loans    ~~72~~81
ARTICLE V Affirmative Covenants    ~~72~~81
SECTION 5.01. Financial Statements and Other Information    ~~72~~82
SECTION 5.02. Notices of Material Events    ~~74~~83
SECTION 5.03. Existence; Conduct of Business    ~~75~~84
SECTION 5.04. Payment of Obligations    ~~75~~84
SECTION 5.05. Maintenance of Properties; Insurance    ~~75~~84
SECTION 5.06. Books and Records; Inspection Rights    ~~75~~85
SECTION 5.07. Compliance with Laws    ~~75~~85
SECTION 5.08. Use of Proceeds and Letters of Credit    ~~76~~85
SECTION 5.09. Subsidiary Guaranty    ~~76~~85
SECTION 5.10. Accuracy of Information    ~~76~~86
SECTION 5.11. Keepwell    ~~76~~86
ARTICLE VI Negative Covenants    ~~77~~86
SECTION 6.01. Indebtedness    ~~77~~86
SECTION 6.02. Liens    ~~78~~87
SECTION 6.03. Fundamental Changes    ~~79~~88
SECTION 6.04. Dispositions    ~~80~~89
SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions    ~~81~~90
SECTION 6.06. Swap Agreements    ~~82~~91
SECTION 6.07. Transactions with Affiliates    ~~82~~91
SECTION 6.08. Restricted Payments    ~~82~~92
SECTION 6.09. Restrictive Agreements    ~~82~~92
SECTION 6.10. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents    ~~83~~93
SECTION 6.11. Sale and Leaseback Transactions    ~~84~~93
SECTION 6.12. Financial Covenants    ~~84~~93
ARTICLE VII Events of Default    ~~84~~94
SECTION 7.01. Events of Default    ~~84~~94
SECTION 7.02. Application of Payments    ~~86~~96
ARTICLE VIII The Administrative Agent    ~~87~~97
SECTION 8.01. Authorization and Action    ~~87~~97

(continued)

Page

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.    ~~90~~99
SECTION 8.03. Posting of Communications    ~~91~~101
SECTION 8.04. The Administrative Agent Individually    ~~92~~102
SECTION 8.05. Successor Administrative Agent    ~~92~~102
SECTION 8.06. Acknowledgments of Lenders and Issuing Bank    ~~93~~103
SECTION 8.07. Certain ERISA Matters    ~~94~~104
ARTICLE IX Miscellaneous    ~~95~~105
SECTION 9.01. Notices    ~~95~~105
SECTION 9.02. Waivers; Amendments    ~~96~~106
SECTION 9.03. Expenses; Indemnity; Damage Waiver    ~~98~~108
SECTION 9.04. Successors and Assigns    ~~99~~110
SECTION 9.05. Survival    ~~103~~113
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution    ~~103~~114
SECTION 9.07. Severability    ~~104~~114
SECTION 9.08. Right of Setoff    ~~104~~114
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process    ~~104~~115
SECTION 9.10. WAIVER OF JURY TRIAL    ~~105~~116
SECTION 9.11. Headings    ~~105~~116
SECTION 9.12. Confidentiality    ~~105~~116
SECTION 9.13. USA PATRIOT Act    ~~106~~117
SECTION 9.14. Releases of Subsidiary Guarantors    ~~107~~117
SECTION 9.15. Interest Rate Limitation    ~~107~~118
SECTION 9.16. No Fiduciary Duty, etc.    ~~107~~118
SECTION 9.17. Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions    ~~108~~119
SECTION 9.18. Amendment and Restatement; No Novation    ~~109~~119
SECTION 9.19. Acknowledgment Regarding Any Supported QFCs    ~~109~~119

(continued)

SCHEDULES:

Schedule 1.01 – Existing Letters of Credit ~~Schedule 2.01 – Commitments~~
Schedule 2.01 – Commitments Schedule 2.06 – Letter of Credit Commitments
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
~~Schedule 6.02 – Existing Liens~~ Schedule 6.09 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Loan Parties’ Counsel
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E – Compliance Certificate
Exhibit F – Form of Subsidiary Guaranty
Exhibit G-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit G-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit G-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit G-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit H-1 – Form of Borrowing Request
Exhibit H-2 – Form of Interest Election Request
Exhibit I -1 – Form of Revolving Loan Note
Exhibit I-2 – Form of Term Loan Note

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of January 2, 2020 among ARCOSA, INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and BANK OF AMERICA, N.A., as Syndication Agent.
WITNESSETH:
WHEREAS, the Borrower, the Administrative Agent, and certain lenders party thereto entered into that Credit Agreement dated as of November 1, 2018 (as amended, amended and restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders party thereto made extensions of credit and other financial accommodations to the Borrower; and
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement and provide for, among other things, (a) a multicurrency revolving credit facility and (b) a U.S. Dollar denominated delayed draw term loan facility to be advanced in a single draw on or subsequent to the date hereof and the Lenders are willing to do so on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I~~ARTICLE I~~
Definitions
SECTION 1.01. ~~SECTION 1.01.~~ Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, ~~bears~~bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.10% and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted ~~LIBO~~EURIBOR Rate” means, with respect to any ~~Eurocurrency~~Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/16 of 1%)~~ equal to (a) the ~~LIBO~~EURIBOR Rate for such Interest Period ~~(provided that, solely for purposes of this clause (a), any Interest Period of less than one-month shall be deemed to be one-month)~~ multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (~~including its branches and~~or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Receivables Sales Amount” means, as of any Test Date, the aggregate face amount (without giving effect to any discounts or write-offs) of all Designated Receivables sold pursuant to a Permitted Designated Receivables Sale during the twelve-month period then ended (including all Designated Receivables Sales occurring on such Test Date).
“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $500,000,000.
“Agreed Currencies” means (a) Dollars, (b) euro, (c) ~~Pounds~~ Sterling~~,~~ and (d) ~~Canadian Dollars, (e) Mexican Pesos and (f) any other currency (i) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (ii) for which a LIBOR Screen Rate is available as determined by the Administrative Agent and (iii) mutually agreed upon by~~and any additional currencies determined after the Amendment No. 3 Effective Date by mutual agreement of the Borrower, Lenders, the Issuing Bank and the Administrative Agent; provided that ~~if any Agreed Currency shall cease to be~~ each such currency is a lawful currency that is readily available ~~and~~, freely transferable and ~~convertible~~not restricted and able to be converted into Dollars ~~as determined by the Administrative Agent, such currency shall cease to be an Agreed Currency~~.
“Agreement Currency” has the meaning assigned to such term in Section 2.21.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of ~~one percent (~~1%~~)~~  and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~in Dollars on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus ~~one percent (~~1%~~),~~; provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day~~, subject to the interest rate floors set forth therein~~ (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 ~~hereof~~ (for the avoidance of doubt, only until ~~any amendment has become effective~~the Benchmark Replacement has been determined pursuant to Section 2.14(~~c~~b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as ~~so~~ determined pursuant to the foregoing would be less than ~~1.0~~1.00% per annum, such rate shall be deemed to be ~~1.0~~1.00% per annum for purposes of this Agreement.

~~“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).~~
“Amendment No. 3 Effective Date” means May 8, 2023.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330<tel:5311-5330> and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans ~~or~~, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (and, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in such calculation, and (b) with respect to the Delayed Draw Term Loans, (i) prior to the termination of the Delayed Draw Term Commitments, the percentage equal to a fraction the numerator of which is such Lender’s Delayed Draw Term Commitment and the denominator of which is the aggregate Delayed Draw Term Commitments of all Delayed Draw Term Lenders; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Delayed Draw Term Commitment shall be disregarded in the calculation and (ii) from and after the termination of the Delayed Draw Term Commitments upon the funding of the Delayed Draw Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Delayed Draw Term Loans and the denominator of which is the aggregate outstanding principal amount of the Delayed Draw Term Loans of all Delayed Draw Term Lenders.
“Applicable Rate” means, for any day, with respect to any ~~Eurocurrency~~Term Benchmark Loan ~~or~~, any ABR Loan or any RFR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for ~~Eurocurrency~~Term Benchmark Loans”, “Applicable Rate for RFR Loans”, “Applicable Rate for ABR Loans” or “Commitment Fee”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Total Leverage Ratio	Commitment Fee	Applicable Rate for RFR Loans	Applicable Rate for ~~Eurocurrency~~Term Benchmark Loans	Applicable Rate for ABR Loans
Level I	< 1.00 to 1.00	0.20%	1.25%	1.25%	0.25%
Level II	> 1.00 to 1.00 but < 2.00 to 1.00	0.25%	1.50%	1.50%	0.50%
Level III	> 2.00 to 1.00 but < 2.50 to 1.00	0.30%	1.75%	1.75%	0.75%
Level IV	> 2.50 to 1.00	0.35%	2.00%	2.00%	1.00%

The Pricing Level shall be determined in accordance with the foregoing table based on the Borrower’s then-current Leverage Ratio.

If at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Pricing Level IV shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.
Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
Notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Pricing Level II, III or IV should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs; provided that upon funding of the Delayed Draw Term Loans, Pricing Level II shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first fiscal quarter ending after the funding of the Delayed Draw Term Loan (unless such Financials demonstrate that Pricing Level I, III or IV should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.
“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Attributable Receivables Indebtedness” means, at any time, the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).
“Augmenting Lender” has the meaning assigned to such term in Section 2.20(b).
“Authorized Officer” means the Chairman, the President, the Chief Financial Officer, any Senior Vice President, any Vice President or the Treasurer of any Loan Party or any other officer of any Loan Party specified to the Administrative Agent in writing by any of the aforementioned officers of such Loan Party.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU ~~Bail-In~~Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Belen IRB Facility” means that certain real property located on or around 1951 Highway 304, in Belen, New Mexico, owned by Arcosa Wind Towers, Inc., as of the Amendment No. 3 Effective Date which shall be conveyed to the City of Belen as a part of the Qualifying IRB Financing related to wind-tower production facility and related improvements, including all equipment and other personal property acquired with the proceeds of the IRB.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such applicable Agreed Currency; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment, which shall be equal to 0.10% per annum, and

~~“Benchmark Replacement” means~~ (2)    the sum of: (a) the alternate benchmark rate ~~(which may be a SOFR-Based Rate)~~ that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body ~~and/~~or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to the LIBO Rate for U.S. dollar-denominated~~for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided ~~that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided~~, further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBO Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar-denominated~~ syndicated credit facilities denominated in the applicable Agreed Currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of ~~the~~such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the ~~earlier~~earliest to occur of the following events with respect to ~~the LIBO Rate~~such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBO Screen Rate~~all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein~~in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the LIBO Rate~~such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBO Screen Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBO Screen Rate~~any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBO Screen Rate, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for ~~the LIBO Screen Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBO Screen Rate~~ such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBO Screen Rate~~such Benchmark (or such component), in each case which states that the administrator of ~~the LIBO Screen Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBO Screen Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBO Screen Rate; and/or~~ any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBO Screen Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~the LIBO Screen Rate is~~all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

~~“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.~~
“Benchmark Unavailability Period” means, ~~if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred~~ with respect to ~~the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a~~any Benchmark ~~Replacement~~, the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBO Rate~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBO Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with Section 2.14.
~~“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.~~
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” ~~means Arcosa, Inc., a Delaware corporation~~has the meaning assigned to such term in the first paragraph hereof.
“Borrowing” means (a) a Revolving Borrowing, (b) Delayed Draw Term Loans of the same Type, made, converted or continued on the same date and, in the case of ~~Eurocurrency~~Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing or Delayed Draw Term Loan Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit H-1 or any other form approved by the Administrative Agent.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.09.
“Business Day” means any day ~~that is not~~(other than a Saturday~~,~~ or a Sunday ~~or other day~~) on which commercial banks are open for business in New York City ~~are authorized or required by law to remain closed~~; provided that, ~~when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for~~in addition to the foregoing, a

Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the ~~relevant~~applicable Agreed Currency ~~in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).~~of such RFR Loan, any such day that is only a RFR Business Day and (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
~~“Canadian Dollars” means the lawful currency of Canada.~~
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary and, with respect to clause (b) of the definition of “Prepayment Event”, to the extent that the cost to the Borrower or such Subsidiary to replace, rebuild or repair such property or asset would be equal to or greater than $15,000,000.
~~“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.~~
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other

Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Foreign Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Borrower or (iii) approved by the board of directors of the Borrower as director candidates prior to their election; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness of the Borrower (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending officer of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Delayed Draw Term Loans or Incremental Term Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Documentation Agent” means each of Wells Fargo Bank, National Association and Truist Bank, formerly known as Branch Banking and Trust Company and as successor by merger to SunTrust Bank, each in its respective capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Co-Management Agent” means each of U.S. Bank National Association and PNC Bank, National Association, each in its respective capacity as co-management agent for the credit facility evidenced by this Agreement.
“Commercial Bank” means a financial institution organized and doing business under the laws of the United States of America or any State thereof and whose charter has been approved by the Office of the Comptroller of the Currency or a similar State banking agency (for the avoidance of doubt, excluding any hedge fund, debt fund or similar investment vehicle or other non-bank entity).
“Commitment” means, with respect to each Lender, ~~its~~the amount such Lender’s Revolving Commitment ~~or~~and Delayed Draw Term Commitment, as applicable~~.~~, as set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(d).
~~“Computation Date” has the meaning assigned to such term in Section 2.04.~~
~~“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:~~
~~(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:~~
~~(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;~~
~~provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”~~
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, (a) Consolidated Net Income plus (b) without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income and franchise taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, (vii) writeoffs or amortization of goodwill, (viii) non-recurring fees and expenses incurred in connection with Permitted Acquisitions, (ix) all amounts incurred and payable for all fees, commissions and charges under this Agreement and the other Loan Documents including any amendment, modification, or supplement hereof or thereof minus (c) to the extent included in Consolidated Net Income, (i) income tax credits and refunds (to the extent not netted from tax expense), (ii) any cash payments made during such period in respect of items described in clauses (b)(v) or (b)(vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (iii) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (A) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (B) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property or series of acquisitions in a three (3) month period (whether related or not) that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and the Subsidiaries in an amount material to the business of the Loan Parties, as reasonably determined by the Borrower; and “Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower and the Subsidiaries in an amount material to the business of the Loan Parties, as reasonably determined by the Borrower.
“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest, yield or discount, as applicable, component of all Attributable Receivable Indebtedness of the Borrower and its Subsidiaries for such period; provided, that, Consolidated Interest Expense for purposes of calculating the financial covenant in Section 6.12(b) shall not include any interest expense or capitalized interest paid or accrued pursuant to the Qualifying IRB Financing. In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
“Consolidated Net Worth” means, as of the date of any determination thereof, the consolidated shareholders’ equity of the Borrower and its Subsidiaries (including redeemable common stock) calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means at any date the sum, without duplication, of (a) the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP, and (b) Indebtedness of the type referred to in clause (a) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries, but excluding in each case (to the extent included therein), without duplication the aggregate amount of Indebtedness of the Borrower and its Subsidiaries consisting of the undrawn amount of all letters of credit outstanding and bankers acceptances as of such date. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to ~~a Benchmark Replacement means~~any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as ~~the applicable tenor for the applicable Interest Period with respect to the LIBO Rate~~such Available Tenor.
“Covered Entity” means any of the following:
~~(i)~~ (i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
~~(ii)~~ (ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
~~(iii)~~ (iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“DDTL Availability Period” means the period from and including the Effective Date through the earlier of (a) the date of the funding of any Delayed Draw Term Loans and (b) the DDTL Commitment Termination Date.
“DDTL Commitment Termination Date” means June 1, 2020.
“DDTL Ticking Fee Rate” means a rate per annum equal to: (a) from the Effective Date until the date that is 60 days after the Effective Date, 0.00% and (b) thereafter, 0.25%.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Delayed Draw Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Delayed Draw Term Loans in an aggregate principal amount not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Delayed Draw Term Commitments as of the Effective Date is $150,000,000. After advancing Delayed Draw Term Loans, each reference to a Delayed Draw Term Lender’s Delayed Draw Term Commitment shall refer to that Delayed Draw Term Lender’s Delayed Draw Term Loans.
“Delayed Draw Term Lender” means each Lender with a Delayed Draw Term Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loans” means the Loans extended by the Delayed Draw Term Lenders to the Borrower pursuant to Section 2.01(b) or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the aggregate of the Delayed Draw Term Loan Credit Exposure of any Lender exceed its Delayed Draw Term Commitment.
“Delayed Draw Term Loan Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Delayed Draw Term Loans at such time.
“Delayed Draw Ticking Fee” has the meaning assigned to such term in Section 2.12(b).
“Designated Receivables” has the meaning assigned to such term in the definition of “Designated Receivables Sale”.
“Designated Receivables Sale” means any Disposition pursuant to which the Borrower or any of its Subsidiaries sells, conveys or otherwise transfers on a non-recourse basis (with certain exceptions customary in transactions of such type) to a Commercial Bank or any of its Affiliates any of its accounts receivable and any assets related thereto (including, without limitation, (x) all security interests in goods or services financed thereby, (y) the proceeds of such accounts receivable and (z) other assets which are customarily sold or in respect of which security interests are customarily granted in connection with sales transactions involving such assets) (the “Designated Receivables”).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests of a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.
~~“Dollar Amount” of any currency at any date means (a) the amount of such currency if such currency is Dollars or (b) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.~~
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America other than a Subsidiary substantially all of the assets of which consist of the Equity Interests of (and/or receivables or other amounts due from) one or more “controlled foreign corporations” within the meaning of Section 957 of the Code, so long as such Subsidiary (i) does not conduct any business or activities other than the ownership of such Equity Interests and/or receivables and (ii) does not incur and is not otherwise be liable for any Indebtedness or other liabilities.
~~“Early Opt-in Election” means the occurrence of:~~
~~(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and~~
~~(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.~~
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
~~“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.~~
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two (2) TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two (2) TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“euro” and/or “€” means the single currency of the Participating Member States.
~~“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate, other than any Loan that bears interest at the Alternate Base Rate which is determined by reference to the Adjusted LIBO Rate.~~
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Rate” means, ~~on any day, (a) with respect to~~for any Foreign Currency, the rate of exchange ~~for the purchase of Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (b) if such amount is denominated in any other currency (other than Dollars), the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.~~therefor as described in clause (b) of the definition of “Dollar Equivalent”.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Letters of Credit” means the letters of credit issued for the account of the Borrower or its Subsidiaries outstanding on the date hereof and described on Schedule 1.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the ~~Federal Reserve Bank of New York’s~~NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate~~; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement~~.
~~“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means that certain Fee Letter dated as of December 6, 2019, by and among the Borrower and JPMorgan Chase Bank, N.A.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Floor” means 0.00%.
“Foreign Currencies” means Agreed Currencies other than Dollars.
“Foreign Currency ~~LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of~~ Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the total amount of the Revolving Commitments. The Foreign Currency ~~Letters of Credit that have not yet been reimbursed at such time~~Sublimit is part of, and not in addition to, the Revolving Commitments hereunder.
~~“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.~~
~~“Foreign Currency Sublimit” means $50,000,000.~~
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
~~“IBA” has the meaning assigned to such term in Section 1.06.~~
~~“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.~~
“Increasing Lender” has the meaning assigned to such term in Section 2.20(b).
“Incremental Agreement” has the meaning assigned to such term in Section 2.20(b).
“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits from customers received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of any Indebtedness under this clause (f) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness and the fair market value of the Property securing such Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Attributable Receivables Indebtedness of such Person and (l) liabilities of such Person in respect of any Swap Agreement, provided that, for purposes of this definition, such liabilities of such Person in respect of any

Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include (a) the amount of the purchase price of an asset held back by such Person to satisfy warranty, indemnity or other unperformed obligations of the applicable seller or (b) obligations under the Qualifying IRB Financing.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.12(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit H-2, or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan)~~,~~ (1) the last day of each March, June, September and December and (2) the Maturity Date, (b) with respect to any ~~Eurocurrency~~Term Benchmark Loan, (1) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (2) the Maturity Date, (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (~~c~~d) with respect to any Swingline Loan, (1) the day that such Loan is required to be repaid and (2) the Maturity Date.
“Interest Period” means with respect to any ~~Eurocurrency~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is ~~seven, fourteen, or twenty-one days (in each case, subject to availability) or~~ one~~, two~~, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~ (ii) any Interest Period ~~pertaining to a Eurocurrency Borrowing~~ that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.~~

“IRB” means the industrial revenue bond(s) issued after the Amendment No. 3 Effective Date by the City of Belen in connection with, and to the extent constituting, the Qualifying IRB Financing pursuant to an IRB Indenture and IRB Purchase Agreement, the proceeds of which are or may be funded to Arcosa Wind Towers, Inc. pursuant to such IRB Transaction Documents for the construction, maintenance, improvement or development of the Belen IRB Facility.
“IRB Indenture” means the indenture (or similar corresponding documents) to be effective after the Amendment No. 3 Effective Date, to be entered among the City of Belen, New Mexico, IRB Purchaser, and BOKF, NA (or any successor or replacement thereto) in connection with the Qualifying IRB Financing.
“IRB Lease Agreement” means the lease agreement (or similar corresponding documents) to be effective after the Amendment No. 3 Effective Date, to be entered between the City of Belen, New Mexico and Arcosa Wind Towers, Inc. in connection with the Qualifying IRB Financing.
“IRB Project Participation Agreement” means the project participation agreement (or similar corresponding documents) to be effective after the Amendment No. 3 Effective Date, to be entered between the City of Belen, New Mexico and Arcosa Wind Towers, Inc. in connection with the Qualifying IRB Financing.
“IRB Purchase Agreement” means the bond purchase agreement (or similar corresponding documents) to be effective after the Amendment No. 3 Effective Date, to be entered among the City of Belen, New Mexico, IRB Purchaser and Arcosa Wind Towers, Inc. in connection with the Qualifying IRB Financing.
“IRB Purchaser” means any wholly-owned direct or indirect Subsidiary.
“IRB Transaction Documents” means, collectively, the IRB Indenture, the IRB Purchase Agreement, the IRB Lease Agreement, the IRB Project Participation Agreement and the bonds issued under the IRB Indenture, in each case, in connection with the Qualifying IRB Financing.
“IRB Transactions” shall mean, collectively, the transactions contemplated by the IRB Transaction Documents, including (a) the execution and delivery of the IRB Transaction Documents by the parties thereto, (b) the Qualifying IRB Dispositions, (c) the Qualifying IRB Investment, (d) the lease pursuant to any Qualifying IRB Lease, (e) the execution and delivery of the Qualifying IRB Mortgage, and (f) the payments by the Borrower or any of its Subsidiaries pursuant to any IRB Lease Agreement; provided, for the avoidance of doubt, that the IRB Transactions shall not include any Loans made under this Agreement the proceeds of which are or may be used in connection with the IRB Transactions.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as the issuer of Letters of Credit hereunder, and any successors in such capacity or any additional Issuing Banks, in each case, as provided in Section 2.06(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A. and BofA Securities, Inc., each in its capacity as a ~~Joint Lead Arranger and Joint Bookrunner~~joint lead arranger and joint bookrunner.
“Judgment Currency” has the meaning assigned to such term in Section 2.21.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar ~~Amount~~Equivalent of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar ~~Amount~~Equivalent of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The total LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Revolving Lenders, Delayed Draw Term Lenders, Swingline Lender and the Issuing Banks.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).
“Letter of Credit Agreement” has the meaning assigned to such term in 2.06(b).
~~“Leverage Ratio” has the meaning assigned to such term in Section 6.12(a).~~
“~~LIBO Rate~~Letter of Credit Commitment” means, with respect to ~~(a) any Eurocurrency Loan denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBOR Screen Rate or Local Screen Rate, as applicable, for such currency and such Interest Period shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO~~

~~Rate” shall be subject to Section 2.14.~~each Issuing Bank (including any replacement or additional Issuing Banks pursuant to Section 2.06(i)), the commitment of such Issuing Bank to issue Letters of Credit hereunder up to the amount set forth on Schedule 2.06 opposite such Issuing Bank’s name. The Letter of Credit Commitment of an Issuing Bank (and Schedule 2.06, as it relates to any such Issuing Bank) may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent. The aggregate Letter of Credit Commitments as of the Amendment No. 3 Effective Date is $100,000,000.
~~“LIBOR Quoted Currency” means any of (a) Dollars, (b) euros or (c) Pounds Sterling.~~
“~~LIBOR Screen Rate~~Leverage Ratio” has the meaning assigned to such term in ~~the definition of “LIBO Rate”~~Section 6.12(a).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, liens and other statutory, constitutional or common law rights of landlords, leases and other title exceptions and encumbrances affecting Property. For purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
“Loan Documents” means (i) this Agreement, (ii) any promissory notes issued pursuant to Section 2.10(g), (iii) any Letter of Credit applications, (iv) the Subsidiary Guaranty, ~~and~~(v) any other Loan Document (as defined immediately prior to the Amendment No. 3 Effective Date) to which a Loan Party is a party and that is expressly identified as a Loan Document therein, and (vi) all other agreements~~, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby~~ to which a Loan Party is a party that are expressly identified as Loan Documents therein; provided, that, no Swap Agreement shall constitute a Loan Document. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
~~“Local Screen Rate” means either the CDOR Screen Rate or the TIIE Screen Rate.~~
“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (b) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency ~~(it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent)~~.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.
“Material Domestic Subsidiary” means each Domestic Subsidiary (other than any Receivables Entity) (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed (together with any Subsidiary of such Domestic Subsidiary) greater than ten percent (10%) of Consolidated EBITDA for such period, (b) which contributed (together with any Subsidiary of such Domestic Subsidiary) greater than ten percent (10%) of Consolidated Total Assets as of such date or (c) which accounts (together with any Subsidiary of such Domestic Subsidiary) for more than ten percent (10%) of the consolidated revenues of the Borrower and its Subsidiaries as determined for the most-recently ended fiscal year ending on or prior to such date of determination; provided that (i) any Domestic Subsidiary that has a Subsidiary that is a Material Domestic Subsidiary shall itself constitute a Material Domestic Subsidiary, and (ii) in the event that the Material Domestic Subsidiaries (after giving effect to clause (i) of this proviso and any other designation pursuant to this clause (ii) of this proviso), when combined with the Borrower (on a standalone basis), at any time represent less than seventy-five percent (75%) of (x) Consolidated EBITDA for such period, (y) Consolidated Total Assets as of such date or (z) the consolidated revenues of the Borrower and its Subsidiaries as determined for the most-recently ended fiscal year ending on or prior to such date of determination, the Borrower shall designate additional Domestic Subsidiaries (other than Receivables Entities) as Material Domestic Subsidiaries in accordance with Section 5.09 so that the thresholds in this proviso shall have been satisfied.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means January 2, 2025.
“Maximum Permitted Receivables Facility Amount” means an amount equal to the greater of (i) $100,000,000 and (ii) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of the Borrower and its Subsidiaries.
“Maximum Receivables Sales Amount” means an amount equal to the greater of (i) $200,000,000, and (ii) seven and one-half percent (7.50%) of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to be delivered pursuant to Section 5.01.
~~“Mexican Pesos” means the lawful currency of the Republic of Mexico.~~
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event net of (b) the sum of (i) all fees and out-of-pocket expenses incurred in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Casualty Event or a condemnation or similar proceeding), the amount of (A) all payments required to be made as a result of such Disposition to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event or to repay or reduce other contractual obligations required to be repaid or reduced as a result of such event, (B) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Disposition, (C) any portion of the purchase price from such Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition and (D) all amounts paid for the early termination of Swap Agreements required as a result of such Disposition, (iii) the amount of all Taxes paid or reasonably estimated to be payable in connection with such event, (iv) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (v) with respect to any Casualty Event, any actual and reasonable costs incurred in connection with the adjustment or settlement of any claims of in respect thereof.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
~~“Non-Quoted Currency” means any of (a) Canadian Dollars and (b) Mexican Pesos.~~
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at ~~11:00 a.m.~~11:00 a.m., New York City time, on such day received by the Administrative Agent from a ~~Federal~~federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates ~~shall~~as so determined would be less than ~~zero~~0.00%, such rate shall be deemed to be ~~zero~~0.00% for purposes of this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any Loan Party to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement with respect to interest accruing on the Loans or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurocurrency borrowings~~eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the ~~Federal Reserve Bank of New York’s~~NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight ~~Foreign Currency~~ Rate” means, for any ~~amount payable~~ day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, ~~the~~an overnight rate ~~of interest per annum as~~ determined by the Administrative Agent ~~at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.~~or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that ~~adopts or~~ has ~~adopted~~ the euro as its lawful currency in accordance with legislation of the European Union relating to ~~economic and monetary union~~Economic and Monetary Union.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment” has the meaning assigned to it in Section 8.06(c)(i).
“Payment Notice” has the meaning assigned to it in Section 8.06(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Borrower or any of its Subsidiaries of (a) all or substantially all the assets of or (b) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, (ii) the Borrower and the Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iii) in the case of an acquisition, merger or consolidation involving the Borrower, the Borrower is the surviving entity of such merger and/or consolidation.
“Permitted Designated Receivables Sale” means a Designated Receivables Sale permitted by Section 6.04(n).
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health and wellness plans and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;
(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;
(k) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of (i) operating leases entered into by the Borrower or any Subsidiary and (ii) Dispositions permitted under Section 6.04(l), (m) or (n); provided that such Liens are only with respect to the accounts receivable and proceeds thereof or Designated Receivables, as applicable, that are the subject of such Dispositions;
(l) any set-off or netting rights granted by the Borrower or any Subsidiary pursuant to any Swap Agreement solely in respect of amounts owing under such Swap Agreements; and
(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means Receivables (whether now existing or arising in the future) of the Receivables Sellers which are transferred, sold and/or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to the Receivables Entity and all proceeds thereof.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any Subsidiary that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement unless otherwise consented to by the Administrative Agent, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders unless otherwise consented to by the Administrative Agent and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Receivables Related Assets” means any assets that are customarily sold, transferred and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
~~“Pounds Sterling” means the lawful currency of the United Kingdom.~~
“Prepayment Event” means:
(a)    any Disposition of any property or asset of the Borrower or any of its Subsidiaries (whether in one transaction or in a series of transactions) (but excluding any Qualifying IRB Disposition), or
(b)    any Casualty Event;
in each case, to the extent that the aggregate Net Cash Proceeds received from all such Prepayment Events in any fiscal year exceeds $50,000,000.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed (including Equity Interests).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.19.
“Qualified Acquisition” means any Material Acquisition involving consideration paid by the Borrower or any of its Subsidiaries in an amount in excess of $75,000,000.
~~“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (a) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (b) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (c) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).~~
~~“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.~~
“Qualifying IRB Dispositions” means, collectively, the sale or other Disposition by Arcosa Wind Towers, Inc. to the City of Belen of any Property constituting, or intended to constitute, part of the Belen IRB Facility.
“Qualifying IRB Financing” means that certain industrial revenue bond financing related to an IRB with a face amount not to exceed $65,000,000 to be entered into with the City of Belen, New Mexico and economic development contributions provided by the State of New Mexico and the City of Belen, New Mexico pursuant to the IRB Project Participation Agreement in connection with the Belen IRB Facility, and refinancings, replacements or extensions thereof, satisfying the following conditions:
(a)    such IRB is entered into for the sole purpose of abating ad valorem taxes on real and personal property, gross receipts taxes and compensating taxes of any Loan Party or Subsidiary;
(b)    such IRB is issued and economic development contributions are provided pursuant to the state laws of the State of New Mexico;
(c)    such IRB is purchased by IRB Purchaser pursuant to an IRB Transaction Document;
(d)    IRB Purchaser maintains ownership of such IRB and IRB Purchaser remains a wholly-owned direct or indirect Subsidiary;
(e)    there are no Liens on the Belen IRB Facility of any Loan Party in respect of obligations under, or in connection with, such IRB, or any related guaranty or lease obligations (except to the extent that the Qualifying IRB Mortgage and the terms of the IRB Transaction Documents, are deemed to result in a Lien in favor of the bond trustee (for itself, or on behalf of the IRB Purchaser as holder of the bond) or any Governmental Authority on the Belen IRB Facility (such Lien, the “Specified IRB Lien”)); and
(f)    the IRB Indenture entered into by the IRB Purchaser in connection with the Belen IRB Facility has not been terminated.
“Qualifying IRB Investment” means the purchase of any IRB by IRB Purchaser and/or the agreement by IRB Purchaser or Arcosa Wind Towers, Inc. to be obligated under any IRB in connection with a Qualifying IRB Financing.

“Qualifying IRB Lease” means the lease of the Belen IRB Facility (or any portion thereof) and incurrence of the obligations pursuant to any IRB Lease Agreement by Arcosa Wind Towers, Inc.
“Qualifying IRB Mortgage” means the mortgage to the City of Belen encumbering the Belen IRB Facility pursuant to the IRB Project Participation Agreement.
“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Receivables Entity” means a wholly-owned Subsidiary which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary, (ii) is recourse to or obligates the Borrower or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by delivering to the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Borrower and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if, following a Benchmark Transition Event, and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion, giving due consideration to (i) any selection or recommendation of a reference time by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a reference time for such Benchmark at such time.
~~“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.~~

~~“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.~~
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB~~,~~  or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto~~.~~, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
~~“Relevant Test Date” means the most recent Test Date.~~
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) or with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Required Lenders” means, subject to Section 2.22,
~~(a)~~ (a)    at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or all of the Commitments terminating or expiring, Lenders having Total Credit Exposures and Unfunded Commitments representing more than fifty percent 50% of the sum of the Total Credit Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, the Unfunded Commitment of each Lender shall be deemed to be zero; and
~~(b)~~ (b)    for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Total Credit Exposures representing more than 50% of the sum of the Total Credit Exposures;
provided that, in the case of clauses (a) and (b) above, the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the president or other executive officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
 ~~“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.~~
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” means (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the caption “Revolving Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in

Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the aggregate of the Revolving Credit Exposure of any Lender exceed its Revolving Commitment.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.
“Revolving Lenders” means the Persons listed on Schedule 2.01 as having a Revolving Commitment and any other Person that shall acquire a Revolving Commitment, other than any such Person that ceases to be a Revolving Lender pursuant to an Assignment and Assumption.
“Revolving Loan” means a Loan made a Revolving Lender pursuant to Section 2.01.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars (solely following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means any sale or other transfer of any Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, ~~Her~~His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

~~“Screen Rate” means the LIBOR Screen Rate and the CDOR Screen Rate collectively and individually as the context may require.~~
“SEC” means the United States Securities and Exchange Commission.
~~“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~
~~“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.~~
“Securities Act” means the United States Securities Act of 1933.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Disposition” has the meaning assigned to such term in Section 2.11(~~c~~d).
“Specified IRB Lien” has the meaning given to such term in the definition of “Qualifying IRB Financing”.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve~~, liquid asset, fees or similar requirements~~ percentage (including any marginal, special, emergency or supplemental reserves ~~or other requirements)~~) expressed as a decimal established by ~~any central bank, monetary authority,~~ the Federal Reserve Board~~, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements~~  to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. ~~Eurocurrency Loans~~Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve~~, liquid asset, fee or similar~~  requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under ~~any applicable law, rule or regulation, including~~ Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve~~, liquid asset or similar requirement~~ percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents pursuant to terms and conditions reasonably satisfactory to the Administrative Agent.
“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, in each case, on terms and conditions reasonably satisfactory to the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Amended and Restated Subsidiary Guaranty dated as of the Effective Date in the form of Exhibit F (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the ~~total~~aggregate principal amount of all Swingline ~~Exposure~~Loans outstanding at such time ~~other than with respect to any~~ (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by such Lender in its capacity as a Swingline Lender ~~and (b)~~ that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time ~~(~~, less the amount of participations funded by the other Lenders in such Swingline Loans~~)~~.
“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer ~~(TARGET2)~~ payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system ~~(~~, if any~~)~~, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in ~~euro~~Euro.
~~“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.~~
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term SOFR~~” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Government Body~~ Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Date” means, with respect to any Designated Receivables Sale, the date of such Designated Receivables Sale.
 ~~“TIIE Screen Rate” means, with respect to any Interest Period, the Equilibrium Interbank Rate as published by Banco de Mexico in the Federation’s Official Gazette for Mexican Pesos with a tenor equal to such Interest Period (or, in the event such rate does not appear in such Official Gazette, any other rate determined by the Administrative Agent to be a similar rate published by Banco de Mexico, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 11:00 a.m. (Mexico City, Mexico time) on the Quotation Day for such Interest Period.~~
“Total Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure plus (b) an amount equal to the aggregate principal amount of its Delayed Draw Term Loans outstanding at such time.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate ~~or~~, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Daily Simple SOFR or the Adjusted Daily Simple RFR.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark

Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unfunded Commitment” means, with respect to each Lender, the sum of (a) the Revolving Commitment of such Lender less its Revolving Credit Exposure; provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans and (b) the unfunded Delayed Draw Term Commitment of such Lender.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.19.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. ~~SECTION 1.02.~~ Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”~~,~~  or “Delayed Draw Term Loan”) or by Type (e.g., a “~~Eurocurrency~~ Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “~~Eurocurrency~~Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Delayed Draw Term Loan Borrowing”) or by Type (e.g., a “~~Eurocurrency~~Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “~~Eurocurrency~~Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.03. ~~SECTION 1.03.~~ Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. ~~SECTION 1.04.~~ Accounting Terms; GAAP; Pro Forma Calculations. ~~(a)~~ (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
(c)    ~~(c)~~ All pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).
SECTION 1.05. ~~SECTION 1.05.~~ Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06. ~~SECTION 1.06.~~ Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on a Loan denominated in ~~dollars~~Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discounted and/or the bases on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021,it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.~~ Upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-In Election~~, Section 2.14(~~c~~b) provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered rate or other rates in the definition of “LIBO Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)),~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07. ~~SECTION 1.07.~~ Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms ~~or the terms of any Letter of Credit Agreement related thereto~~, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.08. ~~SECTION 1.08.~~ Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.09. ~~SECTION 1.09.~~ Conversion of Foreign Currencies.
(a)    Dollar Equivalents. The Administrative Agent ~~may~~or the Issuing Bank, as applicable, shall determine the Dollar ~~Amount of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination of any Dollar Amount by the Borrower. The Administrative Agent may determine or redetermine the Dollar Amount of any amount on any date either in its own discretion or upon the request of any Lender, including the Dollar Amount of any Loan or Letter of Credit made or issued in any Foreign Currency.~~Equivalent amounts of Term Benchmark Borrowings or RFR Borrowing or Letter of Credit extensions denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)    Rounding-Off. ~~The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, euro, Pounds Sterling, Canadian Dollars, Mexican Pesos, whole other currency or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole Pounds Sterling, euro, Mexican Peso, whole other currency or in whole smaller denomination thereof, as may be necessary or appropriate.~~Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

ARTICLE II~~ARTICLE II~~
The Credits
SECTION 2.01. ~~SECTION 2.01.~~ Commitments~~. (a)~~. (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Revolving Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) subject to ~~Sections 2.04 and~~Section 2.11(~~b~~c), the Dollar ~~Amount~~Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) subject to ~~Sections 2.04 and~~Section 2.11(~~b~~c), the sum of the Dollar ~~Amount~~Equivalent of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment or (c) subject to ~~Sections 2.04 and~~Section 2.11(~~b~~c), the Dollar ~~Amount~~Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)    Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender (severally and not jointly) agrees to make Delayed Draw Term Loans in Dollars to the Borrower in a single drawing during the DDTL Availability Period in an aggregate principal amount not to exceed its Delayed Draw Term Commitment. Upon the Borrowing of any Delayed Draw Term Loans, the Delayed Draw Term Commitments shall be immediately and permanently reduced on a dollar-for-dollar basis in an amount equal to such Borrowing of Delayed Draw Term Loans and any remaining Delayed Draw Term Commitments shall be terminated. The Delayed Draw Term Commitments shall automatically and permanently be reduced to zero on the DDTL Commitment Termination Date. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.
SECTION 2.02. ~~SECTION 2.02.~~ Loans and Borrowings. ~~(a)~~ (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder and no Lender shall be responsible for any other Lender’s failure to make Loans as required; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans or fund participations in Letters of Credit and Swingline Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)    Subject to Section 2.14, each Revolving Borrowing and each Delayed Draw Term Loan ~~Borrowing~~ shall be comprised (A) in the case of Borrowing in Dollars, entirely of ABR Loans ~~or Eurocurrency Loans~~ , Term Benchmark Loans or, solely following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, RFR Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith; provided that (i) each ABR Loan shall only be made in Dollars and (ii) each Delayed Draw Term Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any ~~Eurocurrency~~Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 ~~(or, if such Borrowing is denominated in a Foreign~~

~~Currency, 1,000,000 units of such currency)~~ and not less than the Dollar Equivalent of $5,000,000 ~~(or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency)~~. At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the ~~Aggregate~~total Revolving ~~Commitment~~Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) ~~Eurocurrency~~Term Benchmark Revolving Borrowings and RFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. ~~SECTION 2.03.~~ Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request ~~(a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower, promptly followed by telephonic confirmation of such request~~by submitting a Borrowing Request (a)(i)(x) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing denominated in Dollars, not later than 12:00 noon, ~~Local Time, three (3)~~ New York City time, three U.S. Government Securities Business Days ~~(~~before the date of the proposed Borrowing or (y) in the case of ~~a Eurocurrency~~an RFR Borrowing denominated in Dollars~~) or by irrevocable written notice (via a written Borrowing Request signed by the Borrower)~~, not later than 12:00 noon~~, Local Time, three (3)~~ New York City time, five U.S. Government Securities Business Days ~~(~~before the date of the proposed Borrowing, (ii) in the case of a ~~Eurocurrency~~Term Benchmark Borrowing denominated in ~~a Foreign Currency), in each case~~Euros, not later than 12:00 p.m. New York City time, three Business Days before the date of the proposed Borrowing and (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 12:00 noon New York City time, five RFR Business Days before the date of the proposed Borrowing or (b) ~~by telephone~~  in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be ~~confirmed~~signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the ~~Class of the Borrowing and the~~Agreed Currency and aggregate ~~principal~~ amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a ~~Eurocurrency~~Term Benchmark Borrowing or an RFR Borrowing;
~~(iv) in the case of a Revolving Eurocurrency Borrowing, the Agreed Currency;~~
(iv)    ~~(v)~~ in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    ~~(vi)~~ the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then, ~~in the case of a Borrowing~~

~~denominated in Dollars,~~ the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested ~~Eurocurrency~~Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate), 2.14(a) and 2.14(f)).
SECTION 2.04. ~~SECTION 2.04. Determination of Dollar Amounts~~[Reserved.]
~~. The Administrative Agent will determine the Dollar Amount of:~~
~~(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,~~
~~(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and~~
~~(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.~~
~~Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.~~
SECTION 2.05. ~~SECTION 2.05.~~ Swingline Loans.
(a)    ~~. (a)~~  Subject to the terms and conditions set forth herein, the Swingline Lender may agree in its sole discretion, but shall have no obligation, to make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000, (ii) the Dollar ~~Amount~~Equivalent of the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) ~~subject to Section 2.04,~~ the Dollar ~~Amount~~Equivalent of the total Revolving Credit Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall ~~notify~~ submit a written notice to the Administrative Agent ~~of such request by telephone (confirmed~~ by telecopy~~),~~ or electronic mail not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to ~~the general deposit~~an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline ~~Loan or Revolving~~ Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by ~~1:00 p.m.~~12:00 noon, New York City time, on a Business Day, no later than ~~5:00 p.m~~5:00 p.m., New York City time on such Business Day and if received after ~~1:00 p.m.~~12:00 noon, New York City time, on a Business Day, no later than ~~10:00 a.m~~10:00 a.m. New York City time on the immediately succeeding Business Day) to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan ~~or Revolving Loans~~. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(d)    The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)    Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above.
SECTION 2.06. ~~SECTION 2.06.~~ Letters of Credit.

(a)    ~~. (a)~~  General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Banks, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, each Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account for the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the ~~applicable~~respective Issuing Bank) to ~~the applicable~~an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than two (2) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using ~~the~~such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension ~~(i) subject to Sections 2.04 and 2.11(b), the Dollar Amount~~ , in each case, subject to Section 2.11(c) (i)  (x) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate Dollar Equivalent of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the Dollar Equivalent of the LC Exposure shall not exceed ~~$100,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of~~ the total Letter of Credit Commitments, (iii) no Lender’s Dollar Equivalent of Revolving Credit ~~Exposures~~Exposure shall ~~not~~ exceed ~~the Aggregate~~its Revolving Commitment, (~~iii) subject to Sections 2.04 and 2.11(b),~~iv) the Dollar ~~Amount~~Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit and (~~iv~~v) subject to ~~Sections 2.04 and~~Section 2.11(b), the Dollar ~~amount~~Equivalent of the LC Exposure of any individual Issuing Bank shall not exceed $50,000,000 (unless otherwise agreed to by such Issuing Bank, the Administrative Agent and the Borrower). The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
~~The~~An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain ~~the~~such Issuing Bank from issuing such Letter of Credit, or require that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to ~~the~~such Issuing Bank shall prohibit~~, or require that the Issuing Bank refrain from,~~  the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon ~~the~~such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which ~~the~~such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon ~~the~~such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that ~~the~~such Issuing ~~bank~~Bank in good faith deems material to it~~:~~; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of ~~the~~such Issuing Bank applicable to letters of credit generally.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit provided that (A) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods not to extend past the date in clause (ii) below and (B) Letters of Credit with an aggregate face amount not to exceed $20,000,000 may have expiration dates that extend to the date two (2) years after the date of the issuance of each such Letter of Credit (or, in the case of any renewal or extension thereof, two (2) years after such renewal or extension) not to extend past the date in clause (ii) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or with respect to the Existing Letters of Credit, upon the effectiveness of this Agreement) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency ~~in which it is denominated the amount~~of such LC Disbursement equal to such LC Disbursement~~, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement)~~  not later than 12:00 noon, ~~Local Time~~New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., ~~Local Time,~~New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, ~~Local Time~~New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that~~,~~ (x) if such LC Disbursement is denominated in Dollars and is not less than ~~the Dollar Amount of~~ $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with ~~(i) to the extent such LC Disbursement was made in Dollars,~~ an ABR Revolving Borrowing~~, Eurocurrency Revolving Borrowing~~  or Swingline Loan in an equivalent amount or (y) if such LC Disbursement is denominated in a Foreign Currency and the Dollar Equivalent thereof is not less than $1,000,000, the Borrower may, subject to the conditions to borrowings set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to ~~such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in~~the Dollar Equivalent of such Foreign Currency ~~in an amount equal to such LC Disbursement~~ and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing~~, Eurocurrency Revolving Borrowing~~  or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such ~~Revolving~~ Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such ~~Revolving~~ Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to ~~such~~the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to ~~such~~the respective Issuing Bank or, to the extent that ~~the~~ Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such ~~Revolving~~ Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse ~~such~~an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a ~~Revolving~~ Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, ~~any~~the Issuing Bank or any ~~Revolving~~ Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the ~~relevant~~ Issuing Bank or the relevant ~~Revolving~~ Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Equivalent ~~Amount~~thereof, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by ~~an~~the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, ~~or~~ (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Revolving Lenders nor ~~the~~any Issuing ~~Banks~~Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of ~~such~~the respective Issuing Bank; provided that the foregoing shall not be construed to excuse ~~such~~an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of ~~such~~an Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, ~~such~~an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. ~~An~~The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under ~~a~~such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or ~~electric~~electronic mail) of such demand for payment ~~and whether~~if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans ~~(or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans)~~ and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(~~c~~d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment. Any payments required pursuant to this paragraph (h) may be made in Dollars if such payment is made as a result of, in connection with, or with proceeds from a Loan made pursuant to the proviso of the first sentence of paragraph (e) of this Section.
(i)    Replacement or Addition of Issuing ~~Bank~~Banks. An Issuing Bank may be replaced or added at any time by written agreement among the Borrower, the Administrative Agent, and either (i) if a replacement, the replaced Issuing Bank and the successor Issuing Bank or (ii) if an addition of an Issuing Bank, the additional Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement or addition of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c)~~; provided that to the extent that such LC Disbursement was made in a Foreign Currency, such fees shall be paid in Dollars~~. From and after the effective date of any such replacement or addition, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such additional, successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Revolving Lenders holding a majority of the Revolving Commitments (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the Dollar ~~Amount~~Equivalent of the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that ~~(i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii)~~ the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  ~~For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower.~~ The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(~~b~~c). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to such LC Exposure as of such date plus any accrued or unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Revolving Lenders with LC Exposure representing greater than fifty (50%) of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
SECTION 2.07. ~~SECTION 2.07.~~ Funding of Borrowings.
(a)    ~~. (a)~~ Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by ~~1:00 p.m~~1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that (i) Delayed Draw Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. ~~The~~Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to such Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the applicable Overnight ~~Foreign Currency~~ Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08. ~~SECTION 2.08.~~ Interest Elections.~~. (a)~~  (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurocurrency~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election ~~(by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency)~~ by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a ~~Revolving~~ Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such ~~telephonic~~ Interest Election Request shall be irrevocable and shall be ~~confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the~~signed by a Responsible Officer of the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for ~~Eurocurrency~~Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each ~~telephonic and written~~ Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    The Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing ~~or a Eurocurrency~~ in the case of Borrowings denominated in Dollars, or a Term Benchmark Borrowing or an RFR Borrowing; and
(iv)    if the resulting Borrowing is a ~~Eurocurrency~~Term Benchmark Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a ~~Eurocurrency~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate), 2.14(a) and 2.14(f)).
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the ~~applicable Class of the~~ details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurocurrency~~Term Benchmark Revolving Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period ~~(i) in the case of a Borrowing denominated in Dollars,~~ such Borrowing shall be ~~converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which~~deemed to have an Interest Period that is one month. If the Borrower ~~shall have failed~~fails to deliver ~~an~~a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the ~~third (3rd) Business Day preceding the~~ end of ~~such~~the Interest Period~~, such~~ therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically ~~continue as a Eurocurrency~~ be continued as a Term Benchmark Borrowing in ~~the same~~its original Agreed Currency with an Interest Period of one month ~~unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11~~at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing ~~denominated in Dollars~~ may be converted to or continued as a ~~Eurocurrency~~Term Benchmark Borrowing~~,~~ or an RFR Borrowing and (ii) unless repaid, (x) each ~~Eurocurrency~~Term Benchmark Revolving Borrowing and each RFR Borrowing, in each case denominated in Dollars, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto ~~and (iii) unless repaid, each Eurocurrency Revolving Borrowing~~, in the case of any Term Benchmark Borrowing, or on the Interest Payment Date applicable thereto, in the case of any RFR Borrowing, and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency shall ~~automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.~~bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans or RFR Loans denominated in any Agreed Currency other than Dollars shall either be (1) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period applicable thereto, in the case of any Term Benchmark Loans, or on the Interest Payment Date applicable thereto, in the case of any RFR Loans, or (2) prepaid at the end of the applicable Interest Period, in the case of any Term Benchmark Loans, or on the Interest Payment Date, in the case of any RFR Loans, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (A) the date that is three Business Days after receipt by the Borrower of such notice and (B) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (1) above.
(f)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all “Eurocurrency Loans” outstanding, and as defined, immediately prior to the Amendment No. 3 Effective Date shall continue to accrue and be paid based upon the “Adjusted LIBO Rate” applicable pursuant to the terms of this Agreement immediately prior to the Amendment No. 3 Effective Date solely until the expiration of the current “Interest Period” (as defined in this Agreement immediately prior to the Amendment No. 3 Effective Date and taking into account any grace periods or extensions of such “Interest Period” approved prior to Amendment No. 3 Effective Date) applicable thereto (at which time such Eurocurrency Loans may be reborrowed as or converted to ABR Borrowings or Term Benchmark Borrowings in accordance with this Section 2.08); provided, however, that from and after the Amendment No. 3 Effective Date, the Applicable Rate to be applied to any such Eurocurrency Loans shall be based on the Applicable Rate for Term Benchmark Loans after the Amendment No. 3 Effective Date.
SECTION 2.09. ~~SECTION 2.09.~~ Termination and Reduction of Commitments.
(a)    ~~. (a)~~ Unless previously terminated, (i) the Delayed Draw Term Commitments shall terminate on the DDTL Commitment Termination Date and (ii) the Revolving Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce the Revolving Commitments or the Delayed Draw Term Commitments; provided that (i) each reduction of the Revolving Commitments or the Delayed Draw Term Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar ~~Amount of the sum of the~~Equivalent amount of any Lender’s Revolving Credit ~~Exposures~~Exposure would exceed the Aggregate Revolving Commitment. Any termination of Delayed Draw Term Commitments shall be accompanied by any Delayed Draw Ticking Fee accrued on such terminated Delayed Draw Term Commitments through the date of termination.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days (or such lesser period as the Administrative Agent shall agree to in writing) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10. ~~SECTION 2.10.~~ Repayment and Amortization of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in ~~the currency of such Revolving Loan~~Dollars and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)    The Borrower hereby unconditionally promises to pay in Dollars to the Administrative Agent for the account of each Delayed Draw Term Lender in equal quarterly installments, on the first day of each fiscal quarter commencing with the first such day following the first full fiscal quarter ending after the funding date of the Delayed Draw Term Loans, an aggregate annual amount equal to the percentage of funded Delayed Draw Term Loans opposite the applicable annual period calculated from the Effective Date (as adjusted from time to time pursuant to Section 2.11(~~d~~e)):

Year after the Effective Date	Scheduled Installment
Year 1	0.0%
Year 2	2.5%
Year 3	5.0%
Year 4	5.0%
Year 5	7.5%

; provided that, if any date set forth above is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such date. To the extent not previously paid, all unpaid Delayed Draw Term Loans shall be paid in full in cash in Dollars by the Borrower on the Maturity Date.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    Prior to any repayment of any Delayed Draw Term Loan Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings of the Delayed Draw Term Loans to be repaid and shall notify the Administrative Agent by fax through any ~~Electronic System~~electronic system of such selection not later than 12:00 noon, New York City time, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Delayed Draw Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Delayed Draw Term Loan Borrowing. Repayments of Delayed Draw Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.
(f)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.
(g)    Any Lender may request that Loans made by it be evidenced by a promissory note. If such Loan is a Revolving Loan, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit I-1. If such Loan is a Delayed Draw Term Loan, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit I-2. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11. ~~SECTION 2.11.~~ Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (~~e~~b) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) (w) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (2) an RFR Revolving Borrowing denominated in Dollars, not later than 12:00 noon New York City time, five (5) Business Days before the date of prepayment, (x) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (y) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, each voluntary prepayment of a Delayed Draw Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Delayed Draw Term Loan Borrowing in such order of application as directed by the Borrower, and each mandatory prepayment of a Delayed Draw Term Loan Borrowing shall be applied in accordance with Section 2.11(e). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.
(c)    ~~(b)~~ If the Administrative Agent notifies the Borrower at any time that, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar ~~Amount~~Equivalent of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent ~~Computation~~Revaluation Date with respect to each such Credit Event) exceeds the aggregate Revolving ~~Commitment~~Commitments or (B) the sum of the aggregate principal Dollar ~~Amount~~Equivalent of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent ~~Computation~~Revaluation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar ~~Amount~~Equivalent of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Revolving ~~Commitment~~Commitments or (B) the Foreign Currency Exposure, as of the most recent ~~Computation~~Revaluation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrower shall in each case immediately repay Revolving ~~Loan~~ Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar ~~Amount~~Equivalent of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving ~~Commitment~~Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.
(d)    ~~(c)~~ In the event and on each occasion that any Net Cash Proceeds are received by the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Cash Proceeds are received, prepay the Delayed Draw Term Loans as set forth in Section 2.11(~~d~~e) in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $50,000,000; provided that, in the case of any disposition constituting or giving rise to a Prepayment Event (each, a “Specified Disposition”), no prepayment shall be required pursuant to this paragraph with respect to any Net Cash Proceeds from any Specified Disposition if the Borrower intends to apply an amount equal to such Net Cash Proceeds within 365 days after receipt thereof to reinvest in assets used or useful in any business of the Borrower and its Subsidiaries not prohibited by this Agreement; provided further that, to the extent an amount equal to all or a portion of such Net Cash Proceeds have been committed to be reinvested within 365 days after receipt of such Net Cash Proceeds and (i) no Default or Event of Default has occurred or is occurring, and (ii) a Responsible Officer certifies that (A) the Borrower and any Subsidiaries are diligently pursuing the completion of the applicable acquisition, replacement, or rebuilding for which such reinvestment proceeds shall be used, (B) such acquisition, replacement or rebuilding is underway, and (C) such Responsible Officer believes in good faith that such acquisition, replacement or rebuilding shall be completed by the end of an additional 180 day period, then such 365-day reinvestment period shall be extended by an additional 180 days with respect to such amount that has been so committed.
(e)    ~~(d)~~ All prepayments required to be made pursuant to ~~Sections~~Section 2.11(~~c~~d) shall be applied to prepay the Delayed Draw Term Loans and shall be applied to reduce the subsequent scheduled repayments of Delayed Draw Term Loans to be made pursuant to Section 2.10 in inverse order of maturity.
~~(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Except as set forth in clause (d) above, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.~~
SECTION 2.12. ~~SECTION 2.12.~~ Fees. ~~(a)~~ (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates (it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of such Lender’s unused Revolving Commitment for purposes of calculating the commitment fee under this Section 2.12(a)). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender a ticking fee (a “Delayed Draw Ticking Fee”), which shall accrue at the DDTL Ticking Fee Rate on the average daily amount of such Delayed Draw Term Lender’s Delayed Draw Term Commitment until paid pursuant to the next sentence. Accrued Delayed Draw Ticking Fees shall be payable in arrears on the earlier to occur of (i) the Borrowing of Delayed Draw Term Loans and (ii) the date (or if such date is not a Business Day, the Business Day immediately following such date) on which all of the Delayed Draw Term Commitments shall have expired or been terminated. Delayed Draw Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in ~~Letters~~each outstanding Letter of Credit, which shall accrue on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to ~~Eurocurrency~~Term Benchmark Revolving Loans ~~on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements~~) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the ~~average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank~~Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the ~~third (3rd) Business Day~~fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to each Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit ~~denominated in Dollars~~ shall be paid in Dollars~~, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency~~.
(d)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including all fees due and payable pursuant to the terms of the Fee Letters).
(e)    All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to such Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. ~~SECTION 2.13.~~ Interest. ~~(a)~~ (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each ~~Eurocurrency~~Term Benchmark Borrowing shall bear interest at the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each RFR Borrowing shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.
(d)    ~~(c)~~ Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder; provided that during the occurrence and continuance of an Event of Default under Section 7.01(a), (b), (h) or (i), all Loans shall automatically bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section and in the case of any other amount outstanding hereunder, such amount shall automatically accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder.
(e)    ~~(d)~~ Accrued interest on each Loan shall be payable in arrears ~~on~~, in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurocurrency~~Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    ~~(e) All interest~~Interest computed by reference to the Alternate Base Rate (except when based on the Prime Rate), the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to Dollars hereunder shall be computed on the basis of a year of 360 days~~, except that interest (i)~~. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) ~~and (ii) for Borrowings denominated in Pounds Sterling and Canadian Dollars shall be computed on the basis of a year of 365 days, and in~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  ~~The~~ All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted ~~LIBO Rate or LIBO Rate~~Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14. ~~SECTION 2.14.~~ Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14:

~~(a) If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the LIBO Rate shall be the Reference Bank Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Borrower and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.~~
~~(b) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:~~
(i)    the Administrative Agent determines (which determination shall be conclusive ~~and binding~~ absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the ~~LIBO~~EURIBOR Rate, as applicable (including~~, without limitation,~~  because the ~~LIBO~~Relevant Screen Rate is not available or published on a current basis), for ~~a Loan in~~ the applicable ~~currency or~~Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable ~~Interest Period~~Agreed Currency; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate or ~~LIBO Rate, as applicable, for a Loan in the applicable currency or~~the Adjusted EURIBOR Rate, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period~~;~~ or (B) at any time, the applicable Adjusted Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent (x) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, ~~(i) any~~with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request ~~that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and any such Eurocurrency Borrowing shall be repaid or (solely if such Eurocurrency Borrowing is~~ in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars~~) converted into an ABR Borrowing~~, (1) any Term Benchmark Loan shall on the last day of the ~~then current~~ Interest Period applicable ~~thereto, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.~~to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided, that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)    ~~(c)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, ~~upon the occurrence of~~if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m.~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrative Agent has posted such proposed amendment to all Lenders and the Borrower,~~date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan

Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~proposed amendment~~Benchmark Replacement from Lenders comprising the Required Lenders ~~of each Class; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.~~.
(c)    ~~(d) In  connection with the implementation of a Benchmark Replacement~~Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    ~~(e)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, ~~(i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurocurrency Competitive Borrowing shall be ineffective.~~the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for

Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event and (B) for Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
SECTION 2.15. ~~SECTION 2.15.~~ Increased Costs. ~~(a)~~ (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted ~~LIBO~~EURIBOR Rate) ~~or any Issuing Bank~~;
(ii)    impose on any Lender or any Issuing Bank ~~or the London interbank market~~ any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other

Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. ~~SECTION 2.16.~~ Break Funding Payments.
(a)    ~~. In~~With respect to Loans that are not RFR Loans, in the event of (~~a~~i) the payment of any principal of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or ~~as a result of any~~an optional or mandatory prepayment ~~pursuant to Section 2.11~~of Loans), (~~b~~ii) the conversion of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (~~c~~iii) the failure to borrow, convert, continue or prepay any ~~Eurocurrency~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(~~a~~b) and is revoked in accordance therewith) ~~or~~, (~~d~~iv) the assignment of any ~~Eurocurrency~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  ~~Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.~~ A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ~~ten (~~10~~)~~  days after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17. ~~SECTION 2.17.~~ Taxes.
(a)    ~~. (a)~~ Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so),

(ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. ~~(i)~~ (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    ~~(1)~~ in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    ~~(2)~~ in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)    ~~(3)~~ in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    ~~(4)~~ to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Banks and the term “applicable law” includes FATCA.
SECTION 2.18. ~~SECTION 2.18.~~ Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    ~~The~~ Except with respect to principal of and interest on Loans denominated in a Foreign Currency, the Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under ~~Section~~Sections 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to ~~(i) in the case of payments denominated in Dollars,~~ 1:00 p.m., New York City time ~~and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case~~, on the date when due, or the date fixed for any prepayment hereunder and all payments with respect to principal and interest on Loans denominated in a Foreign Currency shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon. All such payments shall be made ~~(i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii)~~ to the Administrative Agent at its offices in 383 Madison Avenue in New York City ~~or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency~~, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments ~~denominated in the same currency~~ received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  ~~Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.~~Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this

Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in a Foreign Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Foreign Currency payment amount. At any time that payments are not required to be applied in the manner required by Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder not constituting (x) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower or (y) a mandatory prepayment (which shall be applied in accordance with Section 2.11), such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements (other than those described in the next clause second), including amounts then due to the Administrative Agent and each Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
~~(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.~~
(b)    ~~(c)~~ At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(c)    ~~(d)~~ If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    ~~(e)~~ Unless the Administrative Agent shall have received ~~notice from the Borrower~~, prior to ~~the~~any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks ~~hereunder~~ pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the ~~greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).~~applicable Overnight Rate.
(e)    ~~(f)~~ If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(~~e~~d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or an Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19. ~~SECTION 2.19.~~ Mitigation Obligations; Replacement of Lenders. ~~(a)~~ (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting

Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20. ~~SECTION 2.20.~~ Increase of Commitments. ~~(a)~~ (a) The Borrower may from time to time, by written notice delivered to the Administrative Agent, elect to increase the Revolving Commitments or the Delayed Draw Term Commitments or to add one or more new tranches of term loans (such new term loans, “Incremental Term Loans”) hereunder, in each case in minimum increments of $5,000,000 and not less than $20,000,000, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $325,000,000 and after giving effect to any such increase, the Commitments do not exceed $975,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Delayed Draw Term Commitment or Revolving Commitment, or to make available Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments or Delayed Draw Term Commitments, or to provide new Revolving Commitments, Delayed Draw Term Commitments or new term loans, as the case may be; provided (i) each Augmenting Lender, shall be subject to the approval of the Borrower, the Administrative Agent and the Issuing Banks and the Swingline Lender to the extent the consent of the Issuing Banks or the Swingline Lender would be required to effect an assignment under Section 9.04(b), and (ii) (x) in the case of an Increasing Lender in respect of an increase to the Revolving Commitments or the Delayed Draw Term Commitments, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender in respect of an increase to the Revolving Commitments or the Delayed Draw Term Commitments, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments, Delayed Draw Term Commitments or an addition of Incremental Term Loans pursuant to this Section 2.20. Increases and new Revolving Commitments, Delayed Draw Term Commitments or the addition of Incremental Term Loans pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received evidence reasonably acceptable to the Administrative Agent as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase. Notwithstanding the foregoing, no increase in the Delayed Draw Term Commitments (or in the Delayed Draw Term Loan Loans of any Lender) and no addition of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived in accordance with Section 9.02 and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.12, (ii) the Administrative Agent shall have received evidence reasonably acceptable to the Administrative Agent as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase and (iii) in respect of an addition of Incremental Term Loans, such Incremental Term Loans (A) shall be unsecured, (B) shall be pari passu in right of payment with any then-existing Delayed Draw Term Loans and any other Class of Incremental Term Loans added pursuant to this Section 2.20 (unless the Borrower and the lenders providing such Incremental Term Loans elect to share in such prepayments on a less than pro rata basis) and (C) shall have a maturity date, amortization schedule, interest rates, interest margins, rate floors, upfront fees, funding discounts and original issue discounts as determined by the Borrower and the lenders providing such new Incremental Term Loans. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Applicable Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Notwithstanding anything herein to the contrary, the Administrative Agent, the Borrower and the applicable Augmenting Lenders and/or Increasing Lenders may agree upon procedures for phasing in any increase to minimize breakage costs or for reasons of convenience. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or Delayed Draw Term Commitment or to provide Incremental Term Loans hereunder at any time. In connection with any increase of the Revolving Commitments, Delayed Draw Term Commitments or the addition of Incremental Term Loans pursuant to this Section 2.20, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.
(b)    Any increase in the Revolving Commitments or the Delayed Draw Term Commitments may be implemented using customary documentation (any such documentation, an “Incremental Agreement”) and any addition of Incremental Term Loans shall be implemented pursuant to an Incremental Agreement. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Incremental Agreement, without the consent of Lenders other than the Lenders providing such increase in the Revolving Commitments, the Delayed Draw Term Commitments or providing Incremental Term Loans, as applicable, to the extent necessary to (i) reflect the existence and terms of such increase or addition and (ii) address technical issues relating to funding and payments, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Incremental Agreement.
SECTION 2.21. ~~SECTION 2.21.~~ Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due ~~from the Borrower~~ hereunder ~~in the~~or any other Loan Document in one currency ~~expressed to be payable herein (the “specified currency”)~~ into another currency, ~~the parties hereto agree, to the fullest extent that they may effectively do so, that~~ the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the ~~specified~~first currency with such other currency ~~at the Administrative Agent’s~~

~~main New York City office~~ on the Business Day preceding that on which final~~, non-appealable~~  judgment is given. The ~~obligations~~obligation of the Borrower in respect of any such sum due from it to ~~any Lender or~~ the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency ~~other than the specified currency~~(the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by ~~such Lender or~~ the Administrative Agent ~~(~~or such Lender, as the case may be~~)~~, of any sum adjudged to be so due in ~~such other currency such Lender or~~the Judgment Currency, the Administrative Agent ~~(~~or such Lender, as the case may be~~)~~, may in accordance with normal~~, reasonable~~  banking procedures purchase the ~~specified currency with such other currency~~Agreement Currency with the Judgment Currency. If the amount of the ~~specified currency~~Agreement Currency so purchased is less than the sum originally due to ~~such Lender or~~ the Administrative Agent~~, as the case may be, in the specified currency~~ or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, ~~to the fullest extent that it may effectively do so,~~ as a separate obligation and notwithstanding any such judgment, to indemnify ~~such Lender or~~ the Administrative Agent or such Lender, as the case may be, against such loss~~, and if~~. If the amount of the ~~specified currency~~Agreement Currency so purchased ~~exceeds (a)~~is greater than the sum originally due to ~~any Lender or~~ the Administrative Agent~~, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or~~ or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to ~~remit such~~return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 2.22. ~~SECTION 2.22.~~ Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; (iii) third, to cash collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; (iv) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (v) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; (vi) sixth, to the payment of any amounts owing to the Lenders, each Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; (vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;
(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the Dollar ~~Amount~~Equivalent of such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and any Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III~~ARTICLE III~~
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01. ~~SECTION 3.01.~~ Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its Equity Interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.
SECTION 3.02. ~~SECTION 3.02.~~ Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. ~~SECTION 3.03.~~ Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.04. ~~SECTION 3.04.~~ Financial Condition; No Material Adverse Change. ~~(a)~~ (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows ~~(i)~~ (i) as of and for the fiscal year ended December 31, 2018 reported on by Ernst & Young, LLP, independent public accountants, and ~~(ii)~~ (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since the date of the audited statements furnished pursuant to Section 5.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.
(c)    To the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
SECTION 3.05. ~~SECTION 3.05.~~ Properties. ~~(a)~~ (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, which is not subject to any Lien except for (i) Permitted Encumbrances and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. ~~SECTION 3.06.~~ Litigation, Environmental and Labor Matters. ~~(a)~~ (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound that could reasonably be expected to result in a Material Adverse Effect.
(d)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07. ~~SECTION 3.07.~~ Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. ~~SECTION 3.08.~~ Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. ~~SECTION 3.09.~~ Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ~~SECTION 3.10.~~ ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. ~~SECTION 3.11.~~ Disclosure. Neither the confidential information memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12. ~~SECTION 3.12.~~ Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.13. ~~SECTION 3.13.~~ Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.
SECTION 3.14. ~~SECTION 3.14.~~ No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15. ~~SECTION 3.15.~~ No Burdensome Restrictions. The Borrower is not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.09.
SECTION 3.16. ~~SECTION 3.16.~~ Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower its officers, directors, employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary their respective directors, officers, employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
SECTION 3.17. ~~SECTION 3.17.~~ EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.18. ~~SECTION 3.18.~~ Solvency. The Borrower and its Subsidiaries taken as a whole are Solvent.
SECTION 3.19. ~~SECTION 3.19.~~ Plan Assets. None of the Borrower or any of its Subsidiaries is a Benefit Plan.
ARTICLE IV~~ARTICLE IV~~
Conditions
SECTION 4.01. ~~SECTION 4.01.~~ Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder and any agreement of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Haynes & Boone, LLP, counsel for the Loan Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)    All governmental and third party approvals necessary in connection with the Loan Documents or the Transactions and the continuing operations of the Loan Parties (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect.
(e)    The Lenders shall have received reasonably satisfactory financial statement projections through and including the Borrower’s 2022 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
(f)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III are true and correct in all material respects (or, in the case of any representation or warranty already qualified by materially, in all respects) as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.
(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(h)    To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and any Lender delivers a written request to such Loan Party at least ten (10) days prior to the Effective Date, then the Administrative Agent and the Lenders shall have received at least five (5) days prior to the Effective Date, and be reasonably satisfied in form and substance with, a Beneficial Ownership Certification in relation to such Loan Party (provided that upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied).
(i)    Upon the reasonable request of any Lender made in writing at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Effective Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02. ~~SECTION 4.02.~~ Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any representation or warranty already qualified by materially, in any respect) as of such earlier date, and except that the representations and warranties contained in Sections 3.04(a)(i) and (a)(ii) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03. ~~SECTION 4.03.~~ Additional Conditions to the Availability of Delayed Draw Term Loans. The obligation of each Delayed Draw Term Lender to make a Delayed Draw Term Loan on the occasion of any Borrowing with respect thereto is subject to the satisfaction of the following conditions, in addition to the conditions set forth in Section 4.02:
(a)    The payment by Borrower of any accrued and unpaid Delayed Draw Ticking Fees to the Administrative Agent on behalf of the Delayed Draw Term Lenders.
(b)    The date of such Borrowing shall be during the DDTL Availability Period.
ARTICLE V~~ARTICLE V~~
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. ~~SECTION 5.01.~~ Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ended December 31, 2019), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ended March 31, 2020), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit E, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.09 and Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with any delivery of the financial statements under clause (a) above, a copy of the internally prepared business plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(f)    promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;
(g)    promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and
(h)    promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.
SECTION 5.02. ~~SECTION 5.02.~~ Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(d)    notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(e)    any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;
(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(g)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a reference line that reads “Notice under Section 5.02 of the Arcosa, Inc. Credit Agreement dated January 2, 2020” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. ~~SECTION 5.03.~~ Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights and to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except, in the case of clause (b), where the failure to do so could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. ~~SECTION 5.04.~~ Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. ~~SECTION 5.05.~~ Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by the Borrower and its Subsidiaries prior to the Effective Date (as modified from time to time based on the nature of the Borrower’s and its Subsidiaries’ respective businesses).

SECTION 5.06. ~~SECTION 5.06.~~ Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice (but in any event at least 3 Business Days’ notice), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower’s and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07. ~~SECTION 5.07.~~ Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws, Anti-Corruption Laws and Sanctions) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
SECTION 5.08. ~~SECTION 5.08.~~ Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09. ~~SECTION 5.09.~~ Subsidiary Guaranty. Within 30 days after the delivery of the certificate described in Section 5.01(c) for each fiscal quarter (and if requested by the Administrative Agent at any time a Default exists, as soon as reasonably practical, but in any event within 30 days after such request), the Borrower shall deliver to the Administrative Agent: (a) a Subsidiary Guaranty duly executed by each Material Domestic Subsidiary that has not previously executed and delivered to the Administrative Agent a Subsidiary Guaranty; (b) such resolutions, member or partner consents, certificates, legal opinions and such other related documents as the Administrative Agent may reasonably request with respect to each such Material Domestic Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent (and such Material Domestic Subsidiary shall become a Subsidiary Guarantor hereunder upon delivery of the items described in clauses (a) and (b)); and (c) an updated Schedule 3.01. Notwithstanding the foregoing, if, at the time the certificate described in Section 5.01(c) is delivered, the Material Domestic Subsidiaries are insufficient to satisfy each of the thresholds set forth in clause (ii) of the proviso of the definition of “Material Domestic Subsidiary”, the Borrower shall, no later than thirty (30) days after the date of delivery of such certificate, designate in writing to the Administrative Agent such additional Domestic Subsidiaries as “Material Domestic Subsidiaries” as are necessary to comply with such definition and deliver all of the deliverables set forth in this Section with respect to such designated Material Domestic Subsidiaries. Notwithstanding the foregoing no Receivables Entity shall be required to become a Subsidiary Guarantor.

SECTION 5.10. ~~SECTION 5.10.~~ Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
SECTION 5.11. ~~SECTION 5.11.~~ Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 5.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this Section 5.11 constitute, and this Section 5.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE VI~~ARTICLE VI~~
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. ~~SECTION 6.01.~~ Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
(d)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
(e)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $100,000,000 at any time outstanding;
(f)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed ~~a Dollar Amount equal to~~

$60,000,000 in the aggregate, and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
(g)    Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;
(h)    Indebtedness of the Borrower or any Subsidiary secured by a Lien on any asset of the Borrower or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not in the aggregate exceed $15,000,000 at any time;
(i)    Indebtedness under any Swap Agreement, provided that such Swap Agreement complies with Section 6.06;
(j)    Subordinated Indebtedness;
(k)    In addition to Indebtedness permitted by the foregoing clauses of this Section 6.01, unsecured Indebtedness of the Borrower and its Subsidiaries; provided that after giving pro forma effect to such Indebtedness, the Borrower shall be in compliance with the financial covenants set out in Section 6.12 (including any increase in the maximum Leverage Ratio elected by the Borrower pursuant to and in accordance with Section 6.12(a)), as calculated for the fiscal year then most recently ended as if the Indebtedness had been incurred as of the first day of each such period (and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation);
(l)    Indebtedness of the Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed the Maximum Permitted Receivables Facility Amount at any time outstanding; and
(m)    Indebtedness arising only if, and to the extent that, a Permitted Designated Receivables Sale is determined to be Indebtedness.
SECTION 6.02. ~~SECTION 6.02.~~ Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary securing Indebtedness permitted by Section 6.01(f); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and
(e)    Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above securing Indebtedness permitted by Section 6.01(h);
(f)    Liens on Permitted Receivables Facility Assets arising under Permitted Receivables Facilities; ~~and~~
(g)    Liens granted in connection with any Permitted Designated Receivables Sale on the Designated Receivables sold pursuant thereto and the proceeds thereof and any deposit account into which the proceeds thereof are deposited~~.~~; and
(h)    any Specified IRB Lien; provided, that, the aggregate principal amount of the Indebtedness secured pursuant to this clause (h) shall not exceed an amount equal to $7,000,000 at any time.
SECTION 6.03. ~~SECTION 6.03.~~ Fundamental Changes~~. (a)~~. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of all or substantially all/any substantial part of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (including, in each case, pursuant to a Delaware LLC Division and, in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)    any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)    any Subsidiary may merge into a Borrower or another Subsidiary; provided that any such merger involving (A) the Borrower must result in the Borrower as the surviving entity or (B) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity; provided, further that, if as a result of a merger between Subsidiaries that are not Loan Parties, the surviving Subsidiary qualifies as a Material Domestic Subsidiary (determined as of the date of such Disposition), the Borrower shall take, and shall cause such Material Domestic Subsidiary to take, the actions specified in Section 5.09 within the time limits set forth therein;
(iii)    any Subsidiaries included in the “Other” component of the Borrower’s Energy Equipment Group having assets with a net book value not in excess of $10,000,000 in the aggregate may liquidate or dissolve; and
(iv)    any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.05.
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)    The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.
SECTION 6.04. ~~SECTION 6.04.~~ Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition, except if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(a)    Dispositions of obsolete or worn out property in the ordinary course of business;
(b)    Dispositions of inventory and Permitted Investments in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to the Borrower or another Subsidiary (provided that any such Disposition by a Loan Party must be to another Loan Party); provided that, if as a result of such Disposition, the Subsidiary acquiring such property qualifies as a Material Domestic Subsidiary (determined as of the date of such Disposition), the Borrower shall take, and shall cause such Material Domestic Subsidiary to take, the actions specified in Section 5.09 within the time limits set forth therein;
(e)    Dispositions permitted by Section 6.03;
(f)    leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;
(g)    Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;
(h)    the discount, write-off or Disposition of accounts receivable deemed doubtful or uncollectible, in each case in the ordinary course of business;
(i)    Restricted Payments permitted by Section 6.08 and investments permitted by Section 6.05;
(j)    Dispositions of Equity Interests in any Subsidiaries included in the “Other” component of the Borrower’s Energy Equipment Group having assets with a net book value not in excess of $10,000,000 in the aggregate or any of such Subsidiaries’ properties or assets;
(k)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all property ~~Disposed~~disposed of pursuant to this clause (k) shall not exceed ten percent (10%) of the Borrower’s Consolidated Net Worth during the term of this Agreement;
(l)    the sale on a non-recourse basis by the Borrower and its Subsidiaries in the ordinary course of business of accounts receivable owing from an account debtor pursuant to a supply chain or similar finance program established by such account debtor with a third party provider;
(m)    the Borrower or any Subsidiary may transfer, sell and/or pledge Permitted Receivables Related Assets under Permitted Receivables Facilities (subject to the limitation that the aggregate Attributable Receivables Indebtedness thereunder shall not exceed the Maximum Permitted Receivables Facility Amount; ~~and~~
(n)    Designated Receivables Sales; provided that the Aggregate Receivables Sales Amount shall not exceed the Maximum Receivables Sales Amount at any time~~.~~; and
(o)    the Qualifying IRB Dispositions.
SECTION 6.05. ~~SECTION 6.05.~~ Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (other than Equity Interests exercisable or convertible into, or exchangeable for, Equity Interests of the Borrower and its Subsidiaries), or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:
(a)    Permitted Investments;
(b)    Permitted Acquisitions;
(c)    investments by the Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries;
(d)    investments, loans or advances made by the Borrower in or to any Subsidiary and made by any Subsidiary in or to the Borrower or any other Subsidiary;
(e)    Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees of obligations of Subsidiaries (including performance guarantees executed in connection with any Permitted Designated Receivables Sale);
(f)     Swap Agreements permitted by Section 6.06;
(g)     in addition to investments permitted by the foregoing clauses of this Section 6.05, any other investments as long as at the time of and immediately after giving effect to any such investment, (i) no Default has occurred and is continuing or would result and (ii) the Leverage Ratio, on a pro forma basis, is less than 2.5 to 1.00; provided that in the event that the Leverage Ratio is equal to or greater than 2.5 to 1.00 at the time an investment is made, then the aggregate amount measured at cost of the investments made under this Section 6.04(g) during the entire term of this Agreement (including the investment in question) may not exceed the greater of (A) $75,000,000 or (B) 2.5% of the Borrower's consolidated current assets as determined in accordance with GAAP as reflected in the then-most recent financial statements provided by the Borrower at the time an investment is made pursuant to this Section 6.04(g); ~~and~~
(h)    (i) contributions of Permitted Receivables Facility Assets and cash deemed received from proceeds of Permitted Receivables Facility Assets to any Receivables Entity to the extent required or made pursuant to Permitted Receivables Facility Documents or to the extent necessary to keep such Receivables Entity properly capitalized to avoid insolvency or consolidation with a Loan Party or any of the Subsidiaries and (ii) loans or advances made by the Borrower or any Receivables Seller to the Receivables Entity for the purchase price of the Receivables and the Permitted Receivables Facility Assets~~.~~; and
(i)    the Qualifying IRB Investment.

SECTION 6.06. ~~SECTION 6.06.~~ Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure or in connection with the repurchase of any Equity Interests of the Borrower to the extent permitted by Section 6.08, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
SECTION 6.07. ~~SECTION 6.07.~~ Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08 and (d) transactions contemplated by any Permitted Receivables Facility Documents.
SECTION 6.08. ~~SECTION 6.08.~~ Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock compensation plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) any Receivables Entity may declare and pay dividends or other distributions to the Borrower or any wholly-owned Subsidiary thereof,  (e) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issuance of Equity Interests of such Person, (f) the Borrower may declare and pay dividends in respect of its Equity Interests if, as of the date of the payment of such dividends and after giving effect to the payment thereof and any Indebtedness incurred in connection therewith, no Default has occurred and is continuing or would result and: (i) the Leverage Ratio (as calculated on a pro forma basis) is less than 2.5 to 1.00, or (ii) if the Leverage Ratio (as calculated on a pro forma basis) is equal to or greater than 2.5 to 1.00, then the aggregate amount of dividends paid under the permissions of this clause (f) during any fiscal year shall not exceed an amount equal to the greater of (A) $40,000,000, or (B) 25% of the Borrower’s Consolidated Net Income for the preceding fiscal year~~,~~  and (g) in addition to the dividends permitted by clause (f) and the other Restricted Payments permitted by this Section 6.08, the Borrower may make other Restricted Payments (including repurchase of the Borrower’s Equity Interests) if, as of the date of the payment of such Restricted Payment and after giving effect to the payment thereof and any Indebtedness incurred in connection therewith, no Default has occurred and is continuing or would result and: (i) the Leverage Ratio (as calculated on a pro forma basis) is less than 2.5 to 1.00, and (ii) if the Leverage Ratio (as calculated on a pro forma basis) is equal to or greater than 2.5 to 1.00, then the aggregate cash amount of all Restricted Payments made under the permissions of this clause (g) during the then current fiscal year shall not exceed an amount equal $40,000,000.
SECTION 6.09. ~~SECTION 6.09.~~ Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee any Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to customary restrictions and conditions contained in Permitted Receivables Facility Documents and (vii) the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to other Indebtedness permitted under this Agreement so long as such restrictions and conditions are not more onerous for the Borrower and the Subsidiaries than the restrictions and conditions contained in the Loan Documents.~~.~~
SECTION 6.10. ~~SECTION 6.10.~~ Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:
(a)    increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;
(b)    shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;
(c)    shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;
(d)    increases the rate of interest accruing on such Indebtedness;
(e)    provides for the payment of additional fees or increases existing fees;
(f)    amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or
(g)    amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.
SECTION 6.11. ~~SECTION 6.11.~~ Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction except (i) for any such Sale and Leaseback Transaction of any fixed or capital assets that (~~i~~a) is in accordance with, and permitted by, Section 6.01(e), (~~ii~~b) is made for cash consideration in an amount not less than the cost of such fixed or capital asset and (~~iii~~c) is consummated within 120 days after the Borrower or such

Subsidiary acquires or completes the construction of such fixed or capital asset or (ii) the IRB Transactions.
SECTION 6.12. ~~SECTION 6.12.~~ Financial Covenants.
(a)    Maximum Leverage Ratio. The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be greater than 3.00 to 1.00; provided that as of the last day of the four (4) fiscal quarters following a Qualified Acquisition, the Borrower may elect to permit the Leverage Ratio to be greater than 3.00 to 1.00 but not greater than 3.50 to 1.00 so long as the Borrower has not previously made two such elections during the term of this Agreement.
(b)    Minimum Interest Coverage Ratio. The Borrower will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 2.50 to 1.00.
ARTICLE VII~~ARTICLE VII~~
Events of Default
SECTION 7.01. ~~SECTION 7.01.~~ Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay (including, but not limited to, any failure to pay any mandatory prepayment required by Section 2.11(~~b~~c)) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty already qualified by materiality, in any respect) when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, in Article VI;
(e)    the Borrower or any Subsidiary, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of either (i) an Authorized Officer of the Borrower becoming aware of such default or (ii) notice thereof having been given to the Borrower by the Administrative Agent (which notice will be given at the request of any Lender);

(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after the expiration of any grace or notice periods, if any);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur;
(n)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or
(o)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require cash collateral for the LC Exposure as required in Section 2.06(j) hereof, and (iv) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
SECTION 7.02. ~~SECTION 7.02.~~ Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(d) payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Bank (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Bank payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements any other Obligations owing to the Lender or any of their Affiliates under any Swap Agreement and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.22, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.21, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.02;
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders, the Issuing Bank and their respective Affiliates based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII~~ARTICLE VIII~~
The Administrative Agent
SECTION 8.01. ~~SECTION 8.01.~~ Authorization and Action. (a) Each Lender and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and the Issuing Banks authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and the Issuing Banks hereby authorize the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Banks; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Syndication Agent, any Co-Documentation Agent, any Co-Management Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender or Affiliate of a Lender party to a Swap Agreement, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02. ~~SECTION 8.02.~~ Administrative Agent’s Reliance, Indemnification, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any Lender for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it’s a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar ~~Amount~~Equivalent.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03. ~~SECTION 8.03.~~ Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-MANAGEMENT AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE

AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)    “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(e)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(f)    Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(g)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04. ~~SECTION 8.04.~~ The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05. ~~SECTION 8.05.~~ Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.06. ~~SECTION 8.06.~~ Acknowledgments of Lenders and Issuing Bank. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    ~~(i)~~ (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on

“discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)    ~~(ii)~~    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)    ~~(iv)~~    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.07. ~~SECTION 8.07.~~ Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:
(i)    ~~(i)~~ such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    ~~(ii)~~ the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    ~~(iii)~~ (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    ~~(iv)~~ such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX~~ARTICLE IX~~
Miscellaneous
SECTION 9.01. ~~SECTION 9.01.~~ Notices. ~~(a)~~ (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at Arcosa, Inc., 500 North Akard Street, Suite 400, Dallas, Texas 75201, Attention: Gail M. Peck;
(ii)    if to the Administrative Agent or the Swingline Lender or, in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 712 Main Street, 8th Floor, Houston, Texas, 77002, Attention: Ajay Gupta (Email: ajay.x2.gupta@jpmorgan.com; Telecopy No.: 713-216-6710; Telephone No: 713-216-5172), with a copy to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, Floor L2, Chicago, IL 60603, Attn: Leonida Mischke (Email: leonida.g.mischke@jpmorgan.com; Telecopy No.: 888-292-9533; Telephone No.: 312-385-7055); and
(iii)    if to any other Lender or Issuing Bank (other than JPMorgan Chase Bank, N.A.), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to

Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02. ~~SECTION 9.02.~~ Waivers; Amendments. ~~(a)~~ (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.20 with respect to an increase in the Commitments, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (it being agreed that (x) an extension of the Revolving Commitments shall be deemed not to affect any Delayed Draw Term Lender and (y) an extension of the Delayed Draw Term Commitments shall be deemed not to affect any Revolving Lender), (iv) change Section 2.09(c) or 2.18(~~b) or (d~~c) in a manner that would alter the pro rata sharing of payments or pro rata reduction of Commitments required thereby, without the written consent of each Lender affected thereby, (v) change the payment waterfall provisions of Section 2.22(b) or 7.02 without the written consent of each Lender affected thereby, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) change any of the provisions of the definition of “Agreed Currencies” without the written consent of each Lender, (viii) (x) release the Borrower from its obligations under Section 5.11 or (y) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be ~~(it being understood that any change to Section 2.23 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender)~~ or (ix) extend any Delayed Draw Term Commitment beyond the last day of the DDTL Availability Period without the written consent of each Delayed Draw Term Lender; provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively. Notwithstanding anything to the contrary herein, (x) only the consent of the Lenders holding a majority of the Revolving Commitments shall be required to amend or waive any conditions to funding the Revolving Loans and (y) only the consent of the Lenders holding a majority of the Delayed Draw Term Commitments shall be required to amend or waive any conditions to funding the Delayed Draw Term Loans.
(c)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(f)    Notwithstanding anything to the contrary contained herein, the parties hereto hereby agree that all Swap Agreements in effect from time to time between any Lender (or any of its Affiliates) and the Borrower or any of the Subsidiaries are independent agreements governed by the written provisions of such Swap Agreements, which will remain in force and effect, notwithstanding any repayment, prepayment, acceleration, reduction, increase, or change in the terms of this Agreement or any other Loan Document except as otherwise expressly provided in any such Swap Agreement, and any payoff statement from the Administrative Agent relating to the Obligations hereunder shall not apply to any such Swap Agreement unless otherwise expressly consented or agreed to by the applicable Lender (or its Affiliate) and the Borrower
SECTION 9.03. ~~SECTION 9.03.~~ Expenses; Indemnity; Damage Waiver. ~~(a)~~ (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (x) resulted from the material breach by such Indemnitee of its obligations under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee or (y) arisen out of disputes solely between and among Indemnitees (other than (1) as a result of any act or omission by the Borrower or any of its Affiliates and (2) any dispute involving an Indemnitee acting in its capacity or fulfilling its role as Administrative Agent, Joint Lead Arranger, Co-Documentation Agent, Co-Management Agent or Syndication Agent). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, the Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04. ~~SECTION 9.04.~~ Successors and Assigns. ~~(a)~~ (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    ~~(i)~~ (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;
(C)    the Issuing Banks, in the case of assignments of Revolving Loans or Revolving Commitments; and
(D)    the Swingline Lender, in the case of assignments of Revolving Loans or Revolving Commitments.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to ~~Section~~Sections 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(~~e~~d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(~~d~~c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. ~~SECTION 9.05.~~ Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. ~~SECTION 9.06.~~ Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 9.07. ~~SECTION 9.07.~~ Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. ~~SECTION 9.08.~~ Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09. ~~SECTION 9.09.~~ Governing Law; Jurisdiction; Consent to Service of Process. ~~(a)~~ (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)    The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(d)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. ~~SECTION 9.10.~~ WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. ~~SECTION 9.11.~~ Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. ~~SECTION 9.12.~~ Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its, and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13. ~~SECTION 9.13.~~ USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
SECTION 9.14. ~~SECTION 9.14.~~ Releases of Subsidiary Guarantors.
(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)    Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.
(c)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (unless cash collateralized), the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.15. ~~SECTION 9.15.~~ Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16. ~~SECTION 9.16.~~ No Fiduciary Duty, etc.. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which it may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.17. ~~SECTION 9.17.~~ Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.
SECTION 9.18. ~~SECTION 9.18.~~ Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any Indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Loan Parties outstanding as of such date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Commitments of the Lenders hereunder. Notwithstanding the foregoing, Administrative Agent and

Lenders hereby release Standard Forged Products, LLC and McConway & Torley, LLC as Subsidiary Guarantors.
SECTION 9.19. ~~SECTION 9.19.~~ Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
~~[Signature Pages Follow]~~